Exhibit 99.1

FOR IMMEDIATE RELEASE	The world’s leading electronic marketplace for communications trading.

	Chris Reid Vice President Marketing Arbinet-thexchange 1.732.509.9160 creid@arbinet.com	Carolyn M. Robertson Managing Director STC Associates 1.212.725.1900 ext 204 carolyn@stcassociates.com

Arbinet Appoints Michael J. Donahue to its Board of Directors

New Brunswick, NJ, January 13, 2006 – Arbinet-thexchange, Inc. (NASDAQ: ARBX), the world’s leading electronic marketplace for trading, routing and settling communications capacity, announced today the appointment of Michael J. Donahue to its Board of Directors. Mr. Donahue recently completed a twenty-year career as an executive with BearingPoint, Inc. (NYSE: BE), KPMG Consulting and KPMG LLP.

Curt Hockemeier, President and Chief Executive Officer of Arbinet commented, “We are very pleased to welcome Mike to our Board. He is expert in helping global corporations build value through supply chain management, outsourcing and technology. In addition, his experience building a successful long-term growth business will be invaluable to help refine Arbinet’s strategy.”

As a Managing Partner of KPMG LLP, Michael Donahue helped grow the company’s consulting business from a $40M division into BearingPoint, Inc., a public corporation with $3.4 billion in revenue. From 2000-2005, he served as Group Executive Vice President and Chief Operating Officer of BearingPoint.

Mr. Donahue is a director of Air Products and Chemicals, Inc. and Expensewatch.com, Inc. He serves on the board of advisors of the Villanova University College of Commerce and Finance. He holds degrees in Economics and History from the University of Pennsylvania and has completed the International Management program at the University’s Wharton School.

About Arbinet

Arbinet is the leading electronic marketplace for trading, routing and settling communications capacity. Members of the exchange, consisting primarily of communications service providers, anonymously buy and sell voice calls and Internet capacity based on route quality and price through its centralized, efficient and liquid marketplace. Members place orders through a web-based interface. Its fully automated, highly scalable trading platform matches these orders using proprietary software and delivers them through state-of-the-art facilities.

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120 Albany St. Tower II, Suite 450, New Brunswick, NJ 08901

phone: 732-509-9100, fax: 732-509-9101, website: www.arbinet.com.

© Copyright 2006 by Arbinet-thexchange, Inc.